Exhibit 4.2

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD OR OFFERED FOR SALE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES OR AN OPINION OF COUNSEL OR OTHER EVIDENCE ACCEPTABLE TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

FOCUS ENHANCEMENTS, INC.

COMMON STOCK PURCHASE WARRANT

1.             Issuance; Certain Definitions. For good and valuable consideration, the receipt of which is hereby acknowledged by FOCUS ENHANCEMENTS, INC., a Delaware corporation (the “Company”), Carl E. Berg, or registered assigns (the “Holder”) is hereby granted the right to purchase at any time until 5:00 P.M., New York City time, on March 4, 2013 (the “Expiration Date”), 200,000 (two-hundred thousand) fully paid and non-assessable shares of the Company’s Common Stock, $0.01 par value per share (the “Common Stock”), at an initial exercise price  (the “Exercise Price”) of $0.40 (forty cents) per share, subject to further adjustment as set forth herein.  These shares are exercisable immediately.

2.             Exercise of Warrants.

(a)                                 This Warrant is exercisable in whole or in part at any time and from time to time.  Such exercise shall be effectuated by submitting to the Company (either by delivery to the Company or by facsimile transmission as provided in Section 8 hereof) a completed and duly executed Notice of Exercise (substantially in the form attached to this Warrant) as provided in this paragraph.  The date such Notice of Exercise is faxed to the Company shall be the “Exercise Date,” provided that the Holder of this Warrant tenders this Warrant Certificate to the Company within five (5) business days thereafter and at the time of such Notice of Exercise the Company has received payment for the shares being purchased.  The Notice of Exercise shall be executed by the Holder of this Warrant and shall indicate the number of shares then being purchased pursuant to such exercise.  Upon surrender of this Warrant Certificate, together with appropriate payment of the Exercise Price for the shares of Common Stock purchased, the Holder shall be entitled to receive a certificate or certificates for the shares of Common Stock so purchased.

(b)                                 The Exercise Price per share of Common Stock for the shares then being exercised shall be payable in cash by wire, certified or official bank check.

(c)                                  In no event shall Holder exercise this Warrant for less than ten thousand (10,000) Warrant Shares, as defined below, unless the Holder has a Warrant for less than ten thousand (10,000) Warrant Shares, in which case Holder shall be required to exercise the Warrant for all remaining Warrant Shares on the Exercise Date.

(d)                                 The Holder shall be deemed to be the holder of the shares issuable to it in accordance with the provisions of this Section 2 only on and after the Exercise Date.

(e)                                  If at any time after one year from the date of issuance of this Warrant there is no effective Registration Statement registering the resale of the Warrant Shares by the Holder, this Warrant may also be exercised at such time by means of a “cashless exercise” in which the Holder shall be entitled to receive a certificate for the number of Warrant Shares equal to the quotient obtained by dividing [(A-B) (X)] by (A), where:

(A) =	the Closing Price on the trading day immediately preceding the date of such election;
(B) =	the Exercise Price of this Warrant, as adjusted; and
(X) =	the number of Warrant Shares issuable upon exercise of this Warrant in accordance with the terms of this Warrant by means of a cash exercise rather than a cashless exercise.

3.             Reservation of Shares. At all times during the term of this Warrant the Company  shall  reserve for issuance upon exercise of this Warrant such number of shares of its Common Stock as shall be required for issuance upon exercise of this Warrant (the “Warrant Shares”).

4.             Mutilation or Loss of Warrant.  Upon receipt by the Company of evidence satisfactory to it of the loss, theft, destruction or mutilation of this Warrant, and (in the case of loss, theft or destruction) receipt of reasonably satisfactory indemnification, and (in the case of mutilation) upon surrender and cancellation of this Warrant, the Company will execute and deliver a new Warrant of like tenor and date and any such lost, stolen, destroyed or mutilated Warrant shall thereupon become void.

5.             Rights of the Holder.  Until the Warrant is exercised in whole or in part, the Holder shall not, by virtue hereof, be entitled to any rights of a stockholder in the Company, either at law or equity, and the rights of the Holder shall be limited to those expressed in this Warrant and are not enforceable against the Company except to the extent set forth herein.

6.             Adjustments.

6.1          Adjustment Mechanism.  If an adjustment of the Exercise Price is required pursuant to this Section 6, the Holder shall be entitled to purchase such number of shares of Common Stock as will cause (i) the total number of shares of Common Stock Holder is entitled to purchase pursuant to this Warrant, multiplied by (ii) the adjusted Exercise Price per share, to equal (iii) the dollar amount of the total number of shares of Common Stock Holder is entitled to purchase before adjustment multiplied by the total Exercise Price immediately before adjustment.

6.2          Capital Adjustments.  In case of any stock split or reverse stock split, stock dividend, reclassification of the Common Stock, recapitalization, merger or consolidation, or like capital adjustment affecting the Common Stock of the Company prior to the exercise of this Warrant or its applicable portion, the provisions of this Section 6 shall be applied as if such capital adjustment event had occurred immediately prior to the exercise date of this Warrant and the original Exercise Price had been fairly allocated to the stock resulting from such capital adjustment; and in other respects the provisions of this Section shall be applied in a fair, equitable and reasonable manner, as determined by the Company’s Board of Directors in its absolute discretion,  so as to give effect, as nearly as may be practicable, to the purposes hereof.

6.3          Spin Off.  If, for any reason, prior to the exercise of this Warrant in full, the Company spins off or otherwise divests itself of a part of its business or operations or disposes all or of a part of its assets in a transaction (the “Spin Off”) in which the Company does not receive compensation for such business, operations or assets, but causes securities of another entity to be issued to Common Stock security holders of the Company, then the Company shall  notify the Holder at least twenty  (20) days prior to the record date with respect to such Spin-Off.

7.             Transfer to Comply with the Securities Act; Restriction on Sales; Registration Rights.

7.1          Transfer.  This Warrant has not been registered under the Securities Act of 1933, as amended, (the “Act”) and has been issued to the Holder for investment and not with a view to the distribution of either the Warrant or the Warrant Shares.  Neither this Warrant nor any of the Warrant Shares or any other security issued or issuable upon exercise of this Warrant may be sold, transferred, pledged or hypothecated in the absence of an effective registration statement under the Act relating to such security or an opinion of counsel satisfactory to the Company that registration is not required under the Act.  Each certificate for the Warrant, the Warrant Shares and any other security issued or issuable upon exercise of this Warrant shall contain a legend on the face thereof, in form and substance satisfactory to counsel for the Company, setting forth the restrictions on transfer contained in this Section.

7.2          Registration Rights. As set forth in Exhibit 1, Holder shall have piggy-back registration rights with respect to the Warrant Shares then held by the Holder or then subject to issuance upon exercise of this Warrant (collectively, the “Remaining Warrant Shares”).

8.  Notices.  Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally (including by recognized courier), sent by facsimile transmission, or sent by certified, registered or express mail, postage pre-paid.  Any such notice shall be deemed given when so delivered personally, or sent by facsimile transmission, or, if mailed, four days after the date of prepaid deposit in the United States mail, certified, registered or overnight delivery as follows:

(i)                                     if to the Company, to:

FOCUS ENHANCEMENTS, INC.

1370 Dell Avenue

Campbell, California 95008

ATTN: Gary Williams, Chief Financial Officer

Telephone No.: (408) 866-8300

Facsimile No.:  (408) 866-4795

with a copy to:

Manatt, Phelps & Phillips, LLP

1001 Page Mill Road, Bldg. 2

Palo Alto, California 94304

Attn: Jerrold F. Petruzzelli, Esq.

Telephone No.: (650) 812-1335

Telecopier No.: (650) 213-0260

(ii) if to the Holder, to:

Carl E. Berg

10050 Bandley Dr

Cupertino, CA 95014

Telecopier No.:

408-725-1626

                Any party may give notice to the other parties designated in accordance with this Section to change its respective address or addressee for notices.

9.   Supplements and Amendments; Whole Agreement.  This Warrant may be amended or supplemented only by an instrument in writing signed by the parties hereto.  This Warrant contains the full understanding of the parties with respect to its subject matter,  and there are no representations, warranties, agreements or understandings other than expressly contained herein and therein.

10.          Governing Law.  This Warrant shall be deemed to be a contract made under the laws of the State of Delaware for contracts to be wholly performed in such state and without giving effect to the principles thereof regarding the conflict of laws.  Each of the parties consents to the jurisdiction of the federal courts whose districts encompass any part of the State of California, Santa Clara County in connection with any dispute arising under this Warrant and hereby waives, to the maximum extent permitted by law, any objection, including any objection based on forum non conveniens, to the bringing of any such proceeding in such jurisdictions.

11.  Jury Trial Waiver.  The Company and the Holder hereby waive a trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other in respect of any matter arising out or in connection with this Warrant.

12.  Counterparts.  This Warrant may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

13.  Descriptive Headings.  Descriptive headings of the several Sections of this Warrant are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

IN WITNESS WHEREOF, the parties hereto have executed this Warrant as of the 4th day of March, 2008.

FOCUS ENHANCEMENTS, INC.

By:	/s/ Gary Williams

Name: Gary Williams
Title: EVP of Finance & CFO

NOTICE OF EXERCISE OF WARRANT

The undersigned hereby irrevocably elects to exercise the right, represented by the Warrant Certificate dated as of                         ,        , to purchase                          shares of the Common Stock, $0.01 par value, of FOCUS ENHANCEMENTS, INC.,  and tenders herewith payment in accordance with Section 1 of said Common Stock Purchase Warrant.

                CASH:$                                                 =   (Exercise Price x Exercise Shares)

Payment is being made by:

                    enclosed check

                    wire transfer

                    other

                    the cancellation of such number of Warrant Shares as is necessary, in accordance with the formula set forth in subsection 2(e), to exercise this Warrant with respect to the maximum number of Warrant Shares purchasable pursuant to the cashless exercise procedure set forth in subsection 2(e).

Please deliver the stock certificate to:

Dated:

[Name of Holder]

By: